U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person

Murray, Gary S.
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(Last) (First) (Middle)

8181 Professional Place, Ste. 200
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(Street)

Landover, MD 20785
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(City) (State) (Zip)

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2. Issuer Name and Ticker or Trading Symbol

Integrated Spatial Information Solutions, Inc.    (ISIS)
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

November 2001

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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)

                                 Chairman
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

==================================================================================================================================
            Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
==================================================================================================================================
1. Title of Security | 2. Transaction Date |3. Transaction |4. Securities Acquired (A) |5. Amount of    |6.Owner-    |7 .Nature of
  (Instr. 3)         |    (Month/Day/Year) |   Code        |      or Disposed of (D)   |   Securities   |  ship Form:|  Indirect
                     |                     |   (Instr. 8)  |      (Instr. 3, 4 and 5)  |   Beneficially |  Direct    |  Beneficial
                     |                     |               |                           |   Owned at End |  (D) or    |  Ownership
                     |                     |               |                           |   of Month     |  Indirect  |  (Instr. 4)
                     |                     |--------|------|--------|--------|---------|   (Instr. 3    |  (I)       |
                     |                     |  Code  |   V  | Amount |(A)or(D)|  Price  |    and 4)      |  (Instr. 4)|
---------------------|---------------------|--------|------|--------|--------|---------|----------------|------------|------------
Common Stock         |                     |        |      |        |        |         |     848,809    |      I     | by Human
                     |                     |        |      |        |        |         |                |            | Vision LLC
---------------------|---------------------|--------|------|--------|--------|---------|----------------|------------|-----------
Common Stock         |     11/1/01         |   J    |      |113,636 |   A    |  0.11   |   1,145,983    |      D     |
---------------------|---------------------|--------|------|--------|--------|---------|----------------|------------|-----------
                     |                     |        |      |        |        |         |                |            |
---------------------|---------------------|--------|------|--------|--------|---------|----------------|------------|-----------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. * If the form is filed by more than one reporting person, see Instructions 4(b)(v).


          Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form
          (Over) displays a currently valid OMB control number.

                                                                 SEC 1474 (3-99)

==================================================================================================================================
        Table II - Derivative  Securities  Acquired,  Disposed of, or Beneficially Owned
                   (e.g., puts, calls, warrants, options, convertible securities)
==================================================================================================================================
1.        |2.         |3.         |4.         |5.          |6.            |7.        |8.        |9.          |10.        |11.
Title of  |Conversion |Transaction|Transaction|Number of   |Date          |Title and |Price of  |Number of   |Ownership  |Nature of
Derivative|or exercise|Date       |Code       |Derivative  |Exercisable   |Amount of |Derivative|Derivative  |Form of    |Indirect
Security  |Price of   |(Month/    |(Instr. 8) |Securities  |and Expiration|Underlying|Security  |Securities  |Derivative |Bene-
(Instr.3) |Derivative |Day/Year)  |           |Acquired (A)|Date          |Securities|(Instr. 5)|Beneficially|Security:  | ficial
          |Security   |           |           |or Disposed |(Month/       |(Instr.3  |          |Owned at    |Direct (D) |Ownership
          |           |           |           |of(D)       |  Day/Year)   |  and 4)  |          |End of      |or         |(Instr.4)
          |           |           |           |(Instr. 3,  |              |          |          |Month       |Indirect(I)|
          |           |           |           |  4 and 5)  |              |          |          |            |(Instr. 4) |
          |           |           |------|----|--------|---|-------|-------|------|--------|    |            |           |
          |           |           |      |    |        |   |       |       |      | Amount |    |            |           |
          |           |           |      |    |        |   |       |       |      | or     |    |            |           |
          |           |           | Code | V  |  (A)   |(D)|Date   |Expir- |Title | Number |    |            |           |
          |           |           |      |    |        |   |Exer-  |ation  |      | of     |    |            |           |
          |           |           |      |    |        |   |cisable|Date   |      | Shares |    |            |           |
----------|-----------|-----------|------|----|--------|---|-------|-------|------|--------|----|------------|-----------|---------
Perform-  |           |           |      |    |        |   |       |       |      |        |    |            |           |
ance      |           |           |      |    |        |   |       |       |Common|        |    |  1,290,324 |     I     | by:
Stock     |           |           |      |    |        |   |       |       |Stock |        |    |            |           | Human
Options   |           |           |      |    |        |   |       |       |      |        |    |            |           | Vision
To buy    |           |           |      |    |        |   |       |       |      |        |    |            |           | LLC
----------|-----------|-----------|------|----|--------|---|-------|-------|------|--------|----|------------|-----------|--------
Warrants  |           |           |      |    |        |   |       |       |Common|        |    |   405,000  |     I     | by:
to        |           |           |      |    |        |   |       |       |Stock |        |    |            |           | Human
Purchase  |           |           |      |    |        |   |       |       |      |        |    |            |           | Vision
          |           |           |      |    |        |   |       |       |      |        |    |            |           | LLC
----------|-----------|-----------|------|----|--------|---|-------|-------|------|--------|----|------------|-----------|--------
Options   |           |           |      |    |        |   |       |       |Common|        |    |   370,000  |    D      |
to buy    |           |           |      |    |        |   |       |       |Stock |        |    |            |           |
----------|-----------|-----------|------|----|--------|---|-------|-------|------|--------|----|------------|-----------|--------

Explanation of Responses:

J    Acquired as compensation for services pursuant to employment agreement.

 ** Intentional misstatements or omissions of facts constitute Federal Criminal
    Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

            /s/ Gary S. Murray                         12/07/01
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           **Signature of Reporting Person               Date

        File three copies of this Form, one of which must be manually signed.
  Note: If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not Page 2 required to respond unless the form displays a currently valid OMB Number.